Exhibit 14.1

DIAMOND HILL INVESTMENT GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.
Statement of General Principles

This Code of Business Conduct and Ethics (“Code”) sets forth the commitment of Diamond Hill Investment Group, Inc. and its subsidiaries (collectively, the “Company”) to conduct its business: (1) in accordance with all applicable laws, rules and regulations, and (2) with the highest ethical and professional standards. This Code does not cover every issue that may arise. Instead, it sets out basic principles that apply to and guide all Company directors, officers, and employees (collectively, “Associated Persons”) and that are designed to deter wrongdoing and to promote:

a.
Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
b.
Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communication made by the Company;
c.
Compliance with applicable governmental laws, rules, and regulations;
d.
Prompt internal reporting of violations of the Code to the appropriate persons identified in this Code; and
e.
Accountability for adherence to this Code.

Any violation of this Code may result in disciplinary action up to and including termination to the extent permitted by applicable law. The Company has policies that provide additional requirements, guidance and procedures on many of the topics covered by this Code. Those policies can be found on the Company’s internal SharePoint site.

2.
Compliance with Laws, Rules, and Regulations

The Company’s business activities are subject to extensive governmental regulation and oversight and all Associated Persons must comply with and carry out their responsibilities in accordance with the standards and restrictions imposed by all applicable laws, rules, and regulations. Each Associated Person must, at a minimum, reach a level of knowledge and awareness regarding the laws, rules, and regulations applicable to the Company to allow them to determine when to seek advice from Company senior leadership, the Chief Compliance Officer (“CCO”), and/or the General Counsel (“GC”) regarding compliance with those laws, rules and regulations. Any Associated Person with questions about the applicability or interpretation of any law, rule, or regulation or that is aware of any suspected or actual violation of any applicable law, rule, or regulation, should contact the GC.

Diamond Hill Capital Management, Inc. (“DHCM”) has additional policies in its Code of Ethics (the “DHCM Code of Ethics”) that are applicable to employees of the Company and provide

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guidance and procedures on many of the legal requirements applicable to the Company. All employees are expected to read, have a complete understanding of, and agree to comply with the DHCM Code of Ethics. Additionally, the CCO or their designee will conduct an annual compliance training session for all employees.

3.
Conflicts of Interest and Related Party Transactions

Actual and perceived conflicts of interest are inherent in the Company’s business. For purposes of this Code, a “conflict of interest” is defined as a situation in which an Associated Person’s financial or other personal considerations may adversely affect, or have the appearance of adversely affecting, the Company’s and/or an Associated Person’s professional judgment in exercising their duties or responsibilities. Conflicts of interest can make it difficult for an Associated Person to fulfill their duties fairly and objectively. Conflicts of interest may arise from a variety of relationships and/or activities both business and personal in nature.

Associated Persons must be sensitive to potential conflicts of interest and situations where their personal interests or other business interests could conflict with the interests of the Company or could be perceived by others as doing so. Conflicts of interest may not always be readily apparent, so if an Associated Person has a question regarding any matter that may present a conflict of interest, that person should immediately consult with the CCO.

As a matter of policy, Company officers and employees must promptly notify the CCO of all potential or actual conflicts of interest. The CCO (or their delegate) is responsible for assessing conflicts of interest, which includes identifying, cataloging, and monitoring conflicts of interest on a continuous basis. Any conflict of interest involving a director or officer must be brought to the attention of the CCO and Audit Committee of the Board (“Audit Committee”). If the CCO or Audit Committee determines that a conflict related to a director or officer does or may exist, the disinterested Board directors will determine how to handle the matter.

Please see DHCM’s Conflicts of Interest policy, which is applicable to its officers and employees, and the Company’s Related Party Transactions policy, which is applicable to its directors, executive officers, employees, contractors, and consultants for additional information regarding procedures for disclosing and addressing potential conflicts of interest.

4.
Public Disclosure

It is the Company’s policy that the information in its public communications, including filings submitted to the SEC, be complete, fair, accurate, timely, and understandable. All Associated Persons who are involved in this disclosure process are responsible for: (a) acting in furtherance of this policy; (b) discharging their responsibilities diligently, and (c) promptly informing a member of the board of directors of the Company (“Board”) of any material information of which they become aware that affects or may affect the Company’s public disclosures and/or filings. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit material facts about the Company or its operations to others, whether within or outside the Company, including the Company’s independent auditors. These individuals also may not take any action to coerce, manipulate, mislead, or fraudulently influence

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the Company’s independent auditors in the performance of their audit or review of the Company’s financial statements.

5.
Financial Accounting and Reporting

The Company’s books, records, accounts, and financial statements must be maintained in appropriate detail, must properly reflect the Company’s transactions, and must conform both to applicable law and to the Company’s system of internal controls. All Associated Persons are responsible for promptly bringing to the attention of any member of the Audit Committee any information they may have concerning:

a.
Significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data;
b.
Any fraud or violation of this Code, whether or not material, which involves any Associated Person who has a significant role in the Company’s financial reporting, disclosures, or internal controls; and
c.
Evidence of a material violation by the Company or any agent thereof of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business.

All Associated Persons are expected to read, have a complete understanding of, and agree to comply with the Company’s Policies and Procedures for Handling Complaints Regarding Accounting and Auditing Matters (“Whistleblower Policy”).

6.
Insider Trading

It is the policy of the Company to prohibit all Associated Persons from: (i) trading, either personally or on behalf of others, on the basis of material non-public information (as defined in the Company’s Insider Trading Policy); (ii) communicating material non-public information to other persons unless those persons have acknowledged a duty of trust or confidence; or (iii) providing or “tipping” such information to others so that they can trade on it. It is also the policy of the Company that neither the Company nor any Associated Person will engage in transactions in Company securities, including Company common stock and any other securities that the Company may issue (“Company Securities”), while aware of material non-public information relating to the Company or Company Securities, except pursuant to a Rule 10b5-1 Plan entered into and maintained in compliance with applicable law.

All Associated Persons are expected to read, have a complete understanding of, and agree to comply with the Company’s Insider Trading Policy.

7.
Confidentiality

In conducting the Company’s business, Associated Persons may receive or have access to confidential or proprietary information about the Company, prospective and existing clients, and/or other third parties. All Associated Persons must maintain the confidentiality of such

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information, except where disclosure is: (i) authorized or legally mandated, or (ii) in furtherance of the Company’s business and the recipient is subject to restrictions on unauthorized disclosure. Confidential or proprietary information includes, without limitation, any non-public information: (i) concerning the Company, its business or financial performance, prospective and existing clients, or third parties, (ii) that is material or might be harmful to the Company or its shareholders or customers if disclosed; or (iii) provided by a third party to the Company with the expectation that the information be kept confidential.

All Associated Persons who have access to confidential or proprietary information must use such information solely for corporate purposes and are prohibited from using or sharing such information with any other persons or for any other purpose. Any Associated Person with questions regarding whether information is confidential or proprietary, should contact the CCO or GC.

The inadvertent disclosure of confidential or proprietary information can be just as harmful as intentional disclosure. To avoid inadvertent disclosure, Associated Persons should not discuss with or in the presence of any unauthorized person (including family members or friends) information that has not yet been made public. Any actual or suspected inadvertent disclosure of confidential or proprietary should be reported to the GC immediately.

Notwithstanding the foregoing, nothing in this Code will preclude any Associated Person from responding truthfully to a validly issued subpoena or other court order. In addition, nothing in this Code will be construed to restrict or prohibit any Associated Person from initiating communications directly with, responding to any inquiries from, providing testimony to, providing confidential or other information to, reporting possible violations of law or regulation to, filing a complaint, charge or claim with, or assisting in an investigation with, a self-regulatory authority or a government agency or entity charged with the enforcement of law, including the SEC, the Equal Employment Opportunity Commission, the Department of Labor, and/or any agency inspector general, or from making other disclosures that are protected under whistleblower provisions of state or federal law or regulation.

8.
Corporate Opportunities

Associated Persons owe a duty to advance the legitimate interests of the Company when the opportunity to do so arises. No Associated Person may use Company property, information, or position for improper personal gain or to compete directly or indirectly with the Company. Associated Persons are also prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered using Company property, information, or position without reporting to the CCO and/or GC, which will be referred to the Board for its further discussion and consent.

Any Associated Person with questions as to whether the use of Company property, information, or position would violate this Code should contact the CCO and GC.

9.
Competition and Fair Dealing

The Company seeks to serve its clients fairly and honestly. Each Associated Person should endeavor to respect the rights of and deal fairly with the Company’s employees, clients, suppliers,

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vendors, and competitors and should engage only in fair competition. Associated Persons are prohibited from taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

10.
Equal Employment Opportunity and Harassment

The Company is an equal opportunity employer, and in accordance with anti-discrimination law, it is the purpose of this policy to effectuate this principle. The Company prohibits and will not tolerate discrimination and/or harassment of any type. The Company affords equal employment opportunities to all Associated Persons and applicants without regard to race, color, religion, sex, sexual orientation, gender identity or expression, pregnancy, age, national origin, disability status, genetic information, protected veteran status, marital status, or any other characteristic protected by all applicable laws and regulations (each a “Protected Characteristic”).

Decisions on hiring and promotion are based only upon an individual’s ability to perform the job and dependability once hired. The Company prohibits harassment, discrimination, bias, or other inappropriate conduct based on any of the above Protected Characteristics, including in decisions related to employment, benefits, or advancement.

11.
Gifts and Entertainment

Associated Persons are expected to exercise prudent judgment in conducting business entertainment. Associated Persons should avoid entertainment situations and locations that may be offensive or cause embarrassment to the Company and its image and reputation and should avoid entertainment situations that may be considered excessive. Any type of participation in entertainment as described above is prohibited and non-reimbursable.

Associated Persons are prohibited from giving to, or accepting from, any customer or vendor a gift or gifts in excess of $100 per year. For purposes of this section, a “gift” is defined as anything of value where such payment is in relation to the business of the recipient’s employer. Gifts of de minimis value (e.g., pens or notepads) or logoed gifts of nominal value (i.e., under $50) do not require approval or disclosure and do not count towards the $100 per person annual gift limit. Any gifts received in excess of $100 cumulatively for the year, will either be returned to sender or given to the Compliance Team, who will determine how to appropriately handle the gift. Employees are also subject to a separate DHCM Gifts and Entertainment policy. Please see DHCM’s Gifts and Entertainment Policy for more information.

12.
Recordkeeping

The Company requires honest and accurate recording and reporting of information to make responsible business decisions. The Company, as an investment adviser and a public company, is subject to extensive regulations regarding maintenance and retention of books and records. Business records and communications may become public. Associated Persons should avoid exaggeration, derogatory remarks or inappropriate characterizations of people or entities that may be misunderstood. This guideline applies to any communication related to the Company’s business through any medium, including email, voicemail, video communications platforms, internal memos, formal reports, business letters, or otherwise.

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Records should always be retained or destroyed according to the Company’s record retention policy, a copy of which is available upon request from the CCO. No unrecorded fund or asset will be established or maintained for any purpose, and no false or misleading entry may be made in the Company’s records.

13.
Protection and Proper Use of Company Assets

All Associated Persons should endeavor to protect the Company’s assets and ensure their efficient use. This obligation includes the obligation to protect the Company’s proprietary information. Proprietary information includes, without limitation, the Company’s intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as the Company’s business, marketing and service plans, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of proprietary information constitutes a violation of this Code, may be illegal, and could result in civil or even criminal penalties.

14.
Anti-Bribery; Payments to Government Personnel

The Company has a zero-tolerance policy with respect to bribery and corruption and is committed to acting professionally, fairly, and with integrity in all our business dealings and relationships.

The U.S. Foreign Corrupt Practices Act of 1977, as amended, and similar laws in other countries, prohibit people or entities from offering or giving anything of value, directly or indirectly, to government officials to obtain or retain business. The Company strictly prohibits all Associated Persons, either directly or indirectly, on behalf of themselves or others, from bribing, attempting to bribe, or making any other illegal payment to any government official of any country.

In addition, the U.S. government has several laws and regulations regarding business gifts or gratuities which may be accepted by U.S. government personnel. State and local governments, as well as foreign governments, may have similar rules. The promise, offer, or delivery to an official or employee of any governmental agency of a gift, favor, reward, financial or other inducement, or other gratuity that is illegal, unethical, a breach of trust, or improper in any way is prohibited under this Code and may constitute a criminal offense. If any Associated Person has any question regarding any possible payment, gift, or gratuity to a governmental official, they should immediately contact the CCO and/or the GC. Please see the DHCM Code of Ethics for additional information.

15.
Reporting Any Illegal or Unethical Behavior

Associated Persons should report any potential or actual violation of this Code of which they are aware or any concerns related to accounting, internal accounting controls, and auditing matters (“Accounting Matters”) to the CCO and GC via the Company’s hotline or online/mobile portal or, solely for Accounting Matters, by contacting the SEC. The Company will not allow retaliation against any Associated Person (including, without limitation, termination of employment or a demotion of position) for the good faith reporting of actual or suspected misconduct or illegal or unethical behavior by others, or for seeking guidance or cooperating with an investigation in connection with such conduct or behavior. Associated Persons have the right to report directly to a regulator and may do so anonymously and may also provide protected disclosures under

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whistleblower laws and cooperate voluntarily with regulators, in each case without fear of retaliation by the Company. Please see the Whistleblower Policy for additional information.

16.
Waivers of this Code

From time to time, circumstances may warrant a waiver from a provision of this Code. Any waiver of this Code for directors or executive officers (as defined under the Securities Exchange Act of 1934, as amended) may be made only by the Board or a Board committee. The nature and circumstances of any such waiver will be promptly disclosed by the Company in a current report on Form 8-K filed with the SEC within four (4) business days of the granting of such waiver, or as otherwise required by law or any applicable stock exchange listing rules or regulations.

17.
Compliance and Disciplinary Action

The Company’s policy is to ensure prompt and consistent enforcement of this Code, and the Company encourages all Associated Persons to report any potential or actual violations promptly. Associated Persons should report potential or actual violations of this Code to the GC, or in the case of potential or actual violations involving a director, executive officer, or the GC, to a member of the Board. The Company intends to thoroughly investigate any good faith reports of potential or actual violations. If concerns or complaints include a request for confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation, or legal proceedings.

The Company reserves the right to handle violations of this Code in accordance with local disciplinary procedures to the extent permitted by applicable law. Associated Persons who violate this Code may be subject to disciplinary action, which, in the case of employees, could be up to and including termination (or, in the case of non-employees, termination of services or contract).

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